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                                                                    EXHIBIT 10.1

                                PLACEWARE, INC.
                       EXECUTIVE SEVERANCE BENEFIT PLAN

SECTION 1.  Introduction

     The PlaceWare, Inc. Executive Severance Benefit Plan (the "Plan") is designed to provide separation pay and benefits to certain eligible executive employees of the Company whose employment is terminated under the conditions specified herein. This document constitutes the written instrument under which the Plan is maintained and supersedes any prior plan or practice of the Company that provides severance benefits to eligible employees. The Plan was initially
approved by the Board of Directors of the Company effective February        ,
2000.

SECTION 2.  Definitions

     For purposes of this Plan, the following terms shall have the meanings set forth below:

     (a) "Base Salary" means base salary paid to you (including all amounts elected to be deferred that would otherwise have been paid, under any cash or deferred arrangement established by the Company), overtime pay, and commissions but excluding other remuneration paid directly to you including bonuses, profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

     (b)  "Board" means the Board of Directors of the Company.

     (c) "Cause" means any of the following: (i) your theft, dishonesty, or falsification of any Company documents or records; (ii) your improper use or disclosure of the Company's confidential or proprietary information; (iii) your refusal to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such refusal; (iv) any material breach by you of any employment agreement between you and the Company, which breach is not cured pursuant to the terms of such agreement; or (v) your conviction (including any plea of guilty or nolo contendere) of any felony or any crime involving moral turpitude or dishonesty which impairs your ability to perform your duties with the Company. The Board shall have the right to reasonably determine whether you have engaged in conduct constituting "Cause" for purposes of this Agreement.

     (d) "Change in Control" means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty (50%) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction shall not constitute a Change in Control

                                       1.
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if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

     (e) "Company" means PlaceWare, Inc., or following a Change in Control, the surviving entity resulting from such transaction.

     (f) "Involuntary Termination Without Cause" means your dismissal or discharge by the Company (or, if applicable, by any successor entity) for any reason or no reason other than for Cause. The termination of your employment will not be deemed to be an "Involuntary Termination Without Cause" if your termination occurs as a result of your death or disability.

     (g) "Voluntary Termination for Good Reason" means that you voluntarily terminate your employment with the Company after any of the following are undertaken by the Company:

          (i) without your express written consent, the assignment to you of any duties, or any limitation of your responsibilities, substantially inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to the date of the Change in Control; provided, however, that a mere change in your title or reporting relationships shall not constitute Good Reason;

          (ii) without your express written consent, the relocation of the principal place of your employment to a location that is more than twenty-five
(25) miles from your principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of you than such travel requirements existing immediately prior to the date of the Change in Control; or

          (iii) any failure by the Company to pay, or any material reduction by the Company of, your base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company with comparable responsibilities, organizational level and title).

SECTION 3.  Eligibility And Participation

     Employees of the Company listed on the attached Schedule I ("Eligible Employees") shall receive the following benefits under the following conditions:

     (a) In the event your employment with the Company terminates due to (i) an Involuntary Termination Without Cause that occurs within thirteen (13) months following the effective date of a Change in Control or (ii) a Voluntary Termination for Good Reason that occurs within thirteen (13) months following the effective date of a Change in Control, you will receive the benefits described in Sections 4(a), 4(b) and 4(c).

     (b) In the event your employment with the Company terminates due to an Involuntary Termination Without Cause that is not in connection with a Change in Control, you will receive the benefits described in Sections 4(a) and 4(b).

                                       2.
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     (c)  The Board may determine that you are eligible for any portion of or all of the benefits set forth in Section 4 of the Plan for reasons other than those specified in Sections 3(a) or 3(b) above and such decision by the Board shall in no way obligate the Company to provide such benefits to any other Eligible Employee, even if similarly situated.

SECTION 4.  Benefits

     (a) Salary Continuation. The Company shall continue your Base Salary for three months (3) months following your termination of employment as described in section 3(a) or 3(b). Any salary continuation payments shall be paid to you in regular installments on the normal payroll dates of the Company or over a shorter period, as determined by the Company. Any such amount that you receive shall be subject to all required tax withholding.

     (b) Continuation of Health Benefits. Provided that you elect continued coverage under federal COBRA law as applicable, the Company shall pay, on your behalf, the portion of premiums of your group health insurance, including coverage for your eligible dependents, that the Company paid prior to your termination of employment; provided, however, that the Company will pay such premiums for your eligible dependents only for coverage for which those dependents were enrolled immediately prior to your termination of employment. You will continue to be required to pay that portion of the premium of your health coverage, including coverage for your eligible dependents, that you were required to pay as an active employee immediately prior to your termination of employment. The number of months of such premium payments shall equal the number of months of your salary continuation payments, but in no event shall such premium payments be made for a period exceeding twelve (12) months or be made following the effective date of your coverage by a health plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.

     (c) Vesting of Stock Options. The Company, immediately prior to your termination of employment, shall accelerate one hundred percent (100%) of the vesting, measured from the effective date of termination of employment, of all of your unvested stock options to purchase stock of the Company or any successor thereto. In addition, if applicable, the Company's (or any successor corporation's) right to repurchase unvested stock purchased by you pursuant to an early exercise stock purchase agreement shall lapse in full immediately prior to your termination of employment.

     (d) Additional Benefits. In addition to the benefits provided in the foregoing Sections 4(a), 4(b) and 4(c), the Board may, in its sole discretion, provide additional benefits to Eligible Employees chosen by the Company, in its sole discretion, and the provision of any such additional benefits to an Eligible Employee shall in no way obligate the Company to provide such additional benefits to any other Eligible Employee, even if similarly situated.

     (e) Parachute Payments. If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise ("Payment") would
(i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by

                                       3.
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Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

SECTION 5.  Limitations and Conditions on Benefits

     (a) Release. To receive benefits under this Plan, you must execute a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms.

     (b) Termination of Benefits. Benefits under this Plan shall terminate immediately if you, at any time, violate any proprietary information or confidentiality obligation to the Company.

     (c) Certain Reductions. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to you under this Plan shall be reduced by any severance benefits

                                       4.

payable by the Company or an affiliate of the Company to you under any other policy, plan, program or arrangement, including, without limitation, a contract between you and any entity (other than any letter addressed from the Company to you which sets forth your eligibility under the Plan), under which you are covered. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called "plant closing" laws, require the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated.

     (d) Non-Duplication of Benefits. You are eligible to receive benefits under this Plan one (1) time.

SECTION 6.  Administration and Operation of the Plan

     The Company is the "Plan Sponsor" and the "Plan Administrator" of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Company has the sole discretion to make such rules, regulations, and interpretations of the Plan and to make such computations and shall take such other action to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

     Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

SECTION 7.  Claims, Inquiries and Appeals

     (a) Applications for Benefits and Inquiries. Applications for benefits should be in writing, signed and submitted to: Plan Administrator, Executive Severance Benefit Plan, PlaceWare, Inc., 295 North Bernardo Drive, Mountain View, California 94043-5205.

     (b) Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the

                                       5.

Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

     This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period.

     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. You will then be permitted to appeal the denial in accordance with the review procedure described below.

     (c) Request for Review. You (or your authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Review Panel, Executive Severance Benefit Plan, PlaceWare, Inc., 295 North Bernardo Drive, Mountain View, California 94043-5205. The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.

     A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative feel are pertinent. The Review Panel may require you or your representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

     (d) Decision on Review. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty
(60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Review Panel will give written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Review Panel's decision is not given within the time prescribed above, the application will be deemed denied on review.

     (e) Rules and Procedures. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits, you may be required to do so at your own expense.

     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan

                                       6.

Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the time prescribed), (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal (or the appeal is deemed to be denied due to the Review Panel's failure to take any action on the claim within the time prescribed).

SECTION 8.  Basis of Payments To and From the Plan

     All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 9.  Amendment and Termination

     The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated following the effective date of a Change in Control, and no amendment or termination of the Plan shall adversely affect any benefits to which you have become entitled prior to such amendment or termination.

SECTION 10. Non-Alienation of Benefits

     No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 11. Successors and Assigns

     This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan. Eligible Employees, to the extent they are otherwise eligible for benefits under the Plan, are intended third party beneficiaries of this provision.

SECTION 12. Legal Construction

     This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.

SECTION 13. Other Plan Information

     Plan Identification Number:                510

     Employer Identification Number:            77-044-2561

     Ending of the Plan's Fiscal Year:          December 31

                                       7.
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

     Agent for the Service of Legal Process:       PlaceWare, Inc., 295 North Bernardo Drive,
                                                   Mountain View, CA  94043-5205

SECTION 14.    Statement of ERISA Rights

     As a participant in this Plan (which is a welfare benefit plan sponsored by the Company) you are entitled to certain rights and protections under ERISA, including the right to:

     (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

     (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

     (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

     No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance

                                      8.

and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.


Exhibit A: Release (For Persons 40 Years of Age or Older-Group Termination) Exhibit B: Release (For Persons 40 Years of Age or Older-Individual
           Termination)
Exhibit C: Release (For Persons Under 40 Years of Age)

                                      9.

                                   Exhibit A

       RELEASE  (For Persons 40 Years of Age or Older-Group Termination)

     I understand and agree completely to the terms set forth in the PlaceWare, Inc. Executive Systems Severance Benefit Plan (the "Plan").

     In consideration of benefits I will receive under the Plan, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after I execute this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have forty-five (45) days from the date I receive this Agreement and the information specified in (f) below to consider this Agreement (although I voluntarily may choose to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Agreement, and (ii) the date I return this Agreement, fully executed, to the Company; and (f) I have received with this Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company and its affiliates in the same job classification or organizational unit who were not terminated.

                                      1.

by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name:______________________          Date:___________________________

                                      2.

                                   Exhibit B

     RELEASE (For Persons 40 Years of Age or Older-Individual Termination)

     I understand and agree completely to the terms set forth in the PlaceWare, Inc. Executive Severance Benefit Plan (the "Plan").

     In consideration of benefits I will receive under the Plan, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier);
(d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known

                                      1.

by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.


Employee

Name: _______________________________    Date:___________________________

                                      2.

                                   Exhibit C

                  RELEASE (For Persons Under 40 Years of Age)

     I understand and agree completely to the terms set forth in the PlaceWare, Inc. Executive Severance Benefit Plan (the "Plan").

     In consideration of benefits I will receive under the Plan, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     I acknowledge that to become effective, I must sign and return this Agreement to the Company so that it is received not later than fourteen (14) days following the date of my employment termination. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name: ____________________________    Date:__________________________________

                                      3.

                                   Schedule I


                                      4.